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                                                                    EXHIBIT 99.9


             CARRIZO OIL & GAS, INC. ANNOUNCES CLOSING OF FINANCING

         Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the closing and funding of a $6 million financing with an investor group led by Mellon Ventures, L.P. Pursuant to the financing, the Company sold $6 million in stated amount of a new series of convertible participating preferred stock and warrants to purchase Carrizo common stock. The proceeds of the Financing are expected to be used primarily to fund the Company's ongoing exploration and development program.

         The preferred stock is convertible into common stock by the investors at a conversion price of $5.70 per share, subject to adjustment and is initially convertible into 1,052,632 shares of common stock. Dividends on the preferred stock will be payable in either cash at a rate of 8% per annum or, at the Company's option, by payment in kind of additional shares of the same series of preferred stock at a rate of 10% per annum. The preferred stock is redeemable in whole or in part at the holders' option after three years or at the Company's option at any time. The warrants have a five-year term and entitle the holders to purchase up to 252,632 shares of Carrizo's common stock at a price of $5.94 per share, subject to adjustment, and are exercisable at any time after issuance.

         Joining Mellon Ventures in the investor group was Steven A. Webster, Carrizo's Chairman of the Board. Mellon Ventures was also an investor in the Company's 1999 financing which raised $30 million.

         "We enthusiastically welcome Mellon Ventures' and Steve Webster's increased stake in our company and the continued confidence they have shown in Carrizo," commented S.P. Johnson, IV, President and Chief Executive Officer of Carrizo. "This financing is being made possible because of the success of Carrizo's drilling program this past year. We expect the transactions to provide the additional capital needed to accelerate the pace of exploration and development program in our areas of our recent success, especially in the LaRose Prospect Area in Louisiana and the Cabeza Creek Project Area in Goliad County, Texas."

         The financing includes a shareholders' agreement among the investors, the Company and the Company's founding shareholders providing for certain preemptive rights for new securities issuances by the Company and tag-along rights for certain sales by the founding shareholders. The investors will be entitled to certain registration rights relating to the common stock underlying preferred stock and the new warrants.

         Carrizo Oil & Gas, Inc. is a Houston-based energy company engaged in the exploration, development, exploitation and production of oil and natural gas primarily in proved onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

         Statements in this news release, including but not limited to those relating to the use of proceeds and effect of Financing, accelerated pace of exploration and development program and other statements that are not historical facts are forward-looking statements that are based on


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current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important facts that could cause actual results to differ materially from those in the forward-looking statements include results and dependence on exploratory drilling activities, operating risks, capital requirements and availability, dependence on key personnel, oil and gas price levels, availability of drilling rigs, weather, land issues, matters outside the Company's control and other risks described in the Company's most recent 10-K and other filings with the Securities and Exchange Commission.